As filed with the Securities and Exchange Commission on June 27, 2012	Registration No. 333-179499 Registration No. 333-131930 Registration No. 333-105160 Registration No. 333-102876
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-179499
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-131930
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-105160
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-102876

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IMPERIAL SUGAR COMPANY
(Exact name of registrant as specified in its Charter)

Texas	74-0704500
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Imperial Square
8016 Highway 90-A, P.O. Box 9
Sugar Land, Texas	77487-0009
(Address of principal executive offices)	(Zip code)

Imperial Sugar Company Long Term Incentive Plan
Imperial Sugar Company Long Term Incentive Plan
Imperial Sugar Company Long Term Incentive Plan
Imperial Sugar Company Long Term Incentive Plan
 (Full title of the plan)

Louis T. Bolognini
Senior Vice President and General Counsel
Imperial Sugar Company
One Imperial Square
8016 Highway 90-A, P.O. Box 9
Sugar Land, Texas 77487-0009
(Name and address of agent for service)

(281) 491-9181
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Imperial Sugar Company (the “Company”):

Registration Statement No. 333-179499, filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 14, 2012, relating to the registration of 500,000 shares of common stock, no par value (“Shares”), of the Company issuable under the Imperial Sugar Company Long Term Incentive Plan.

Registration Statement No. 333-131930, filed by the Company with the SEC on February 17, 2006, relating to the registration of 600,000 Shares issuable under the Imperial Sugar Company Long Term Incentive Plan.

Registration Statement No. 333-105160, filed by the Company with the SEC on May 12, 2003, relating to the registration of 450,000 Shares issuable under the Imperial Sugar Company Long Term Incentive Plan.

Registration Statement No. 333-102876, filed by the Company with the SEC on January 31, 2003, relating to the registration of 1,234,568 Shares issuable under the Imperial Sugar Company Long Term Incentive Plan.

On June 22, 2012, pursuant to that certain Agreement and Plan of Merger, dated as of May 1, 2012, by and among the Company, LD Commodities Sugar Holdings LLC, a Delaware limited liability company (“Parent”) and Louis Dreyfus Commodities Subsidiary Inc., a Texas corporation, the Company became a wholly-owned subsidiary of Parent.  As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

This Post-Effective Amendment No. 1 to each of the Registration Statements is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold securities which were registered for sale under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form  S-8, and has duly caused this Post-Effective Amendment to the prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 27, 2012.

Imperial Sugar Company

By	/s/ John Sheptor
Name: John Sheptor
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the prior Registration Statements has been signed by the following persons in the capacities indicated on June 27, 2012.

/s/ John Sheptor	President and Chief Executive Officer (Principal Executive Officer)
John Sheptor

/s/ H.P. Mechler	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
H.P. Mechler

/s/ Paul Akroyd	Director
Paul Akroyd

/s/ Robert G. Eckert	Director
Robert G. Eckert

/s/ Michael A. Gorrell	Director
Michael A. Gorrell

/s/ H. Thomas Hayden, Jr.	Director
H. Thomas Hayden, Jr.

/s/ Jan-Mikael Morn	Director
Jan-Mikael Morn

/s/ David S. Rossen	Director
David S. Rossen